Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profits for 1st Quarter 2017

Originated over $50 million of Loans during the Quarter

LOS ANGELES, CA — (BUSINESS WIRE) — May 1, 2017 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $1.2 million, or $0.05 per diluted share, for the first quarter of 2017, compared to net income of $633 thousand, or $0.02 per diluted share, for the first quarter of 2016.

The higher earnings during the first quarter of 2017 compared to the first quarter of 2016 primarily resulted from an increase of $408 thousand in net interest income, an increase of $816 thousand in non-interest income, and an increase of $50 thousand in loan loss provision recaptures.  These increases were partially offset by an increase of $164 thousand in non-interest expense, and an increase in tax expense of $511 thousand, reflecting normalized tax expense after the elimination of the valuation allowance against deferred tax assets in 2016.

Chief Executive Officer, Wayne Bradshaw commented, “I am pleased to announce Broadway’s results for the first quarter, which demonstrate the strength of our franchise, and validate the Bank’s strategy of focusing on originating loans secured by well-managed, multi-family, residential properties located within low-to-moderate income communities within Southern California.  During the quarter, we originated over $50 million in new multi-family loans, grew assets and interest income, improved net interest margin, and maintained asset quality and strong capital ratios.

“Looking ahead in 2017, we expect to originate a combination of loans for investment and loans for sale as we balance our loan growth with the loan concentration guidelines established by the Bank’s primary regulator.  Regardless of the mix, we will continue to leverage our lending team’s expertise, experience, and customer relationships to drive growth in assets and earnings, and remain committed to being a leading lender that is focused on addressing the chronic need for affordable housing in Southern California.  We remain confident in our ability to successfully execute this strategy for creating additional value for our stockholders.”

Net Interest Income

For the first quarter of 2017, net interest income increased by $408 thousand, or 15.3%, from the first quarter of 2016.

During the first quarter of 2017, the average balance of loans receivable increased by $78.3 million, which increased interest income by $799 thousand.  However, average yield on loans decreased by 32 basis points compared to the first quarter of 2016, which reduced interest income by $264 thousand.  The decrease in the average yield on loans primarily resulted from the payoff of loans with higher rates than those originated during the first quarter of 2017.

The increased interest income on loans was partially offset by higher interest expense on deposits and borrowings for the first quarter of 2017 compared to the first quarter of 2016.  Interest expense on deposits increased by $57 thousand, primarily due to an increase of $29.5 million in the average balance of deposits compared to the first quarter of 2016.  The average cost of deposits remained unchanged at 0.79%.  Interest expense on borrowings increased by $57 thousand, primarily due to an increase of $19.7 million in the average balance of FHLB advances, which increased interest expense by $99 thousand, offset in part by a decrease in average cost of FHLB advances, which reduced interest expense by $48 thousand.  Additionally, the interest rate on junior subordinated debentures increased during the first quarter of 2017, resulting in additional interest expense of $6 thousand.

During the first quarter of 2017, the net interest margin was 2.88%, as compared to 2.79% during the first quarter of 2016.  The increase in margin primarily reflects higher rates earned on interest-earning deposits and FHLB stock, and the lower cost of FHLB advances.

Loan Loss Provision Recapture

The Company recorded a loan loss provision recapture of $350 thousand for the first quarter of 2017, compared to $300 thousand for the first quarter of 2016.  The loan loss provision recaptures during the first quarters of 2017 and 2016 were primarily due to payoffs and recoveries of problem loans, as well as continued improvement in the overall quality of its loan portfolio.  At March 31, 2017, the allowance for loan losses (“ALLL”) was $4.4 million, or 1.20% of our gross loans receivable held for investment, which is the same percentage that the Bank’s ALLL represented at December 31, 2016.

Non-interest Income

Non-interest income for the first quarter of 2017 totaled $1.4 million, compared to $543 thousand for the first quarter of 2016.  Non-interest income increased by $816 thousand primarily because the Bank recorded a $1.2 million litigation settlement during the first quarter of 2017, which the Bank received in April 2017.  This increase was partially offset by a decrease in grants received from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund.  During the first quarter of 2017, the Bank did not receive any grants from the CDFI Fund, as the year 2016 grants have not been determined and awarded yet, whereas in the first quarter of 2016 the Bank received a grant of $265 thousand.  Additionally, 2016 results included an unusually large early withdrawal fee income of $80 thousand.

Non-interest Expense

Non-interest expense for the first quarter of 2017 totaled $3.0 million, compared to $2.9 million for the first quarter of 2016.  The increase of $164 thousand in non-interest expense during the first quarter of 2017 was primarily due to an increase of $84 thousand in compensation and benefits expense and an increase of $47 thousand in professional services expense, primarily caused by higher legal expenses.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 34% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax expense of $513 thousand and $2 thousand for the first quarter of 2017 and 2016, respectively.  The Company’s effective income tax rate was 29.3% for the first quarter of 2017 compared to less than 1% for the first quarter of 2016.  The effective tax rate for the first quarter of 2017 was lower than the statutory rate due to the application of a low-income housing tax credit.  The tax expense for the first quarter of 2016 primarily reflected the statutory minimum taxes payable to the State of California and the existence of and adjustment to the valuation allowance on deferred tax assets.  The Company had no valuation allowance on its deferred tax assets, which totaled $6.4 million and $6.9 million at March 31, 2017 and December 31, 2016, respectively.

Balance Sheet Summary

Total assets increased by $25.0 million to $454.1 million at March 31, 2017 from $429.1 million at December 31, 2016.  The growth in assets included an increase of $33.8 million in loans receivable held for sale and an increase of $8.8 million in cash and cash equivalents, which were partially offset by a decrease of $17.9 million in loans receivable held for investment and a decrease of $648 thousand in securities available-for-sale.  The net growth in assets was funded by an increase in deposits, borrowings, and retained earnings.

The Bank originated multi-family loans for sale rather than investment during the first quarter of 2017 in order to maintain market share and comply with the loan concentration guidelines established by its primary regulator.  During the first quarter of 2017, loans originated for sale totaled $48.7 million, loans sold totaled $14.8 million of those loans and loan repayments totaled $89 thousand.  The Bank had no loans receivable held for sale during 2016.

Loans receivable held for investment, net of the allowance for loan losses, totaled $361.7 million at March 31, 2017, compared to $379.5 million at December 31, 2016.  During the first quarter of 2017, the Bank originated for portfolio $1.9 million in multi-family loans, compared to $27.8 million during the first quarter of 2016.  Loan repayments during the first quarter of 2017 totaled $19.8 million, compared to $12.6 million during the first quarter of 2016.

Deposits increased to $296.6 million at March 31, 2017 from $287.4 million at December 31, 2016, which consisted of an increase of $7.2 million in certificates of deposit and an increase of $2.0 million in core deposits (NOW, demand, money market and passbook accounts).  FHLB advances increased to $101.0 million at March 31, 2017 from $85.0 million at December 31, 2016, as the Bank borrowed $16.0 million from the FHLB to fund loan originations.

Stockholders’ equity was $46.9 million, or 10.32% of the Company’s total assets, at March 31, 2017, compared to $45.5 million, or 10.61% of the Company’s total assets, at December 31, 2016.  The Company’s book value was $1.71 per share as of March 31, 2017, compared to $1.66 per share as of December 31, 2016.

At March 31, 2017, the Bank’s Total Capital ratio was 16.64% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 10.77%, compared to a Total Capital ratio of 16.62% and a Leverage ratio of 10.60% at December 31, 2016.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2017	December 31, 2016
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$27,209	$18,430
Securities available for sale, at fair value	12,554	13,202
Loans receivable held for sale	33,756	—
Loans receivable held for investment	366,130\	384,057
Allowance for loan losses	(4,392)	(4,603)
Loans receivable held for investment, net of allowance	361,738	379,454
Total assets	454,135	429,083
Deposits	296,564	287,427
FHLB advances	101,000	85,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	46,869	45,526

Book value per share	$1.71	$1.67
Equity to total assets	10.32%	10.61%

Asset Quality Ratios:
Non-accrual loans to total loans	1.04%	0.77%
Non-performing assets to total assets	0.92%	0.69%
Allowance for loan losses to total gross loans	1.20%	1.20%
Allowance for loan losses to total delinquent loans	244.68%	331.63%
Allowance for loan losses to non-performing loans	105.48%	156.35%

Non-Performing Assets:
Non-accrual loans	$4,164	$2,944
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	—
Total non-performing assets	$4,164	$2,944

	Three Months Ended				Three Months Ended
	March 31,				March 31,
	2017		2016		2017		2016
Selected Operating Data and Ratios:
Interest income	$4,137		$3,615		$4,137		$3,615
Interest expense	1,058		944		1,058		944
Net interest income before loan loss provision recapture	3,079		2,671		3,079		2,671
Loan loss provision recapture	350		300		350		300
Net interest income after loan loss provision recapture	3,429		2,971		3,429		2,971
Non-interest income	1,359		543		1,359		543
Non-interest expense	(3,043)		(2,879)		(3,043)		(2,879)
Income before income taxes	1,745		635		1,745		635
Income tax expense	513		2		513		2
Net income	$1,232		$633		$1,232		$633

Earnings per common share — basic and diluted	$0.05		$0.02		$0.05		$0.02

Loan originations (1)	$50,645		$27,848		$50,645		$27,848

Net recoveries to average loans	(0.14	)%(2)	(0.01	)%(2)	(0.14	)%(2)	(0.01	)%(2)
Return on average assets	1.12	%(2)	0.65	%(2)	1.12	%(2)	0.65	%(2)
Return on average equity	10.81	%(2)	5.45	%(2)	10.81	%(2)	5.45	%(2)
Net interest margin	2.88	%(2)	2.79	%(2)	2.88	%(2)	2.79	%(2)

(1) Does not include net deferred origination costs and unamortized net premiums.  Includes loans held for sale originations of $48.7 million for the three months ended March 31, 2017.

(2) Annualized